Registration No. 333-145006

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
______________________

FORM SB-2

Registration Statement Under The Securities Act Of 1933

(Amendment No. 2)
______________________

REOSTAR ENERGY CORPORATION
(Name of small business issuer in its charter)

Nevada	1311	20-8428738
(State or jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(IRS Employer Identification No.)

3880 Hulen Street, Fort Worth, Texas 76107
(817) 989-7367
(Address and telephone number of principal executive offices and principal place of business)

Mark S. Zouvas
Chief Executive Officer
ReoStar Energy Corporation
3880 Hulen Street
Fort Worth, Texas 76107
(817) 989-7367
(Name, address and telephone number
of agent for service)

Copies of all communications to:

Raymond A. Lee, Esq.
Chris Y. Chen, Esq.
Greenberg Traurig, LLP
3161 Michelson Drive, Suite 1000
Irvine, California 92612
(949) 732-6500

______________________

                Approximate date of proposed sale to the public: From time to time after the effective date of this Registration Statement.

                If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

                If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act of 1933, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

                If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act of 1933, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

                If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. ☐

CALCULATION OF REGISTRATION FEE
Title of each class of securities to be registered	Amount to be registered(1)	Proposed maximum offering price per share	Proposed maximum aggregate offering price	Amount of registration fee
Common Stock	28,103,310	$1.26(2)	$35,410,171	$1,087.09
(1)	The 28,103,310 shares being registered for resale are for shares of our common stock, including (i) 16,641,310 shares previously issued and (ii) 11,462,000 shares issuable upon the exercise of warrants.
(2)	Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(c) and 457(g) under the Securities Act of 1933, using the average of the high and low prices as reported on the OTCBB on July 30, 2007.

Registration No. 333-145006

                The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 24          Indemnification of Directors and Officers

                 Our bylaws provide indemnification by the company of any individual made a party to proceeding because he is or was an officer, director, employee or agent of the company against liability incurred in the proceeding, to the fullest extent permissible under the laws of Nevada. The bylaws provide that the company advance the expenses of officers and directors incurred in defending any such proceeding, provided that the company received an undertaking from such person to repay the expenses advanced if it is ultimately determined that he is not entitled to be indemnified.

                 The Nevada Revised Statutes ("NRS"), Chapter 78 provides:

                 NRS 78.7502 provides for the discretionary and mandatory indemnification of officers, directors, employees and agents.

                 NRS 78.7502 (1) provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, except an action by or in the right of the corporation, by reason of the fact that he is or was a director, officer, employee, or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses, including attorneys' fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with the action, suit or proceeding if he acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

                 NRS 78.7502 (2) provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses, including amounts paid in settlement and attorneys' fees actually and reasonably incurred by him in connection with the defense or settlement of the action or suit if he acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation. Indemnification may not be made for any claim, issue or matter as to which such a person has been adjudged by a court of competent jurisdiction, after exhaustion of all appeals there from, to be liable to the corporation or for amounts paid in settlement to the corporation, unless and only to the extent that the court in which the action or suit was brought or other court of competent jurisdiction determines upon application that in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for such expenses as the court deems proper.

                 NRS 78.7502 (3) To the extent that a director, officer, employee or agent of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections 78.7502 (1) or 78.7502 (2), or in defense of any claim, issue or matter therein, the corporation shall indemnify him against expenses, including attorneys' fees, actually and reasonably incurred by him in connection with the defense.

                 NRS 78.751 provides that authorization is required for discretionary indemnification of directors, officers, employees or agents, advancement of expenses to those parties and a limitation on indemnification and advancement of expenses.

                 NRS 78.751 (1) provides that any discretionary indemnification under NRS 78.7502, unless ordered by a court or advancement pursuant to subsection 2, may be made by the corporation only as authorized in the specific case upon a determination that indemnification of the director, officer, employee or agent is proper in the circumstances. The determination must be made:

                 (a) By the stockholders;

                 (b) By the board of directors by majority vote of a quorum consisting of directors who were not parties to the action, suit or proceeding;

                 (c) If a majority vote of a quorum consisting of directors who were not parties to the action, suit or proceeding so orders, by independent legal counsel in a written opinion; or

                 (d) If a quorum consisting of directors who were not parties to the action, suit or proceeding cannot be obtained, by independent legal counsel in a written opinion.

                 NRS 78.751 (2) provides that the articles of incorporation, the bylaws or an agreement made by the corporation may provide that the expenses of officers and directors incurred in defending a civil or criminal action, suit or proceeding must be paid by the corporation as they are incurred or in advance of the final disposition of the action, suit or proceeding, upon receipt of an undertaking by or on behalf of the director or officer to repay the amount if it is ultimately determined by a court of competent jurisdiction that he is not entitled to be indemnified by the corporation. The provisions of this subsection do not affect any rights to advancement of expenses to which corporate personnel other than directors or officers may be entitled under any contract or otherwise by law.

                 NRS 78.751 (3) provides that the indemnification and advancement of expenses authorized in or ordered by a court pursuant to NRS 78.751:

                 (a) Does not exclude any other rights to which a person seeking indemnification or advancement of expenses may be entitled under the articles of incorporation or any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, for either an action in his official capacity or an action in another capacity while holding his office, except that indemnification, unless ordered by a court pursuant to NRS 78.7502 or for the advancement of expenses made pursuant to subsection 2, may not be made to or on behalf of any director or officer if a final adjudication establishes that his acts or omissions involved intentional misconduct, fraud or a knowing violation of the law and was material to the cause of action.

                 (b) Continues for a person who has ceased to be a director, officer, employee or agent and inures to the benefit of the heirs, executors and administrators of such a person.

                 Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the SEC that such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

Item 25         Other Expenses of Issuance and Distribution

                 The expenses relating to the registration of shares of common stock will be borne by us. These expenses, except the SEC registration fee, are estimated to be as follows:*
SEC Registration fee	$1,087
Accounting fees and expenses	$25,000
Legal fees and expenses	$40,000
Printing and engraving expenses	$2,000
Registrar and transfer agent's fees	$5,000
Miscellaneous fees and expenses	$1,000
Total	$74,087
__________________

*	The selling stockholders will pay any sales commissions or underwriting discounts incurred in connection with the sale of shares registered hereunder.

Item 26         Recent Sales of Unregistered Securities

                 On February 1, 2007, we entered into a Contribution Agreement with JMT Resources, Ltd., REO Energy, Ltd., and Benco Operating, Inc., pursuant to which we acquired certain assets related to oil and gas properties, and other related rights, including contractual rights to production and contractual rights for providing for the acquisition or earning of any such interest in exchange for the issuance of an aggregate of 54,750,000 shares of our common stock to the contributors. The shares issued to the contributors were exempt from registration under the Securities Act of 1933, as amended, pursuant to Section 4(2) thereunder.

                 From January 2007 through May 2007, we sold to investors in a private placement transaction an aggregate of 11,462,000 units, of our securities. Each unit consisted of one share of common stock and a warrant to purchase one share of common stock. The purchase price was $1.00 per unit and we received an aggregate of $11,462,000 in gross proceeds. The warrants have an exercise period of two years and an exercise price of $1.50 per share. The securities sold in the private placement were exempt from registration under the Securities Act of 1933, as amended, pursuant to Regulation S promulgated thereunder. As part of the private placement, we agreed to register 11,462,000 shares of common stock issued in the private placement and 11,462,000 shares of common stock issuable pursuant to the warrants.

Item 27         Exhibits

Exhibit Number	Description of Document
3(i).1	Amended and Restated Articles of Incorporation filed with the Nevada Secretary of State effective as of February 5, 2007 (incorporated by reference to the Registrant's Registration Statement on Form SB-2 filed on August 1, 2007).

3(ii).1	Bylaws (incorporated by reference to the Registrant's Registration Statement on Form SB-2 filed on August 1, 2007).

5.1	Opinion of Greenberg Traurig, LLP as to the legality of the securities being offered. (Filed herewith) .

10.1	Contribution Agreement dated February 1, 2007 by and among the Registrant, JMT Resources, Ltd., REO Energy, Ltd., and Benco Operating, Inc. (incorporated by reference to the Registrant's Form 8-K, filed on February 6, 2007).

10.2	Form of Subscription Agreement. (incorporated by reference to the Registrant's Registration Statement on Form SB-2 filed on August 1, 2007).

10.3	Form of Common Stock Purchase Warrant. (incorporated by reference to the Registrant's Registration Statement on Form SB-2 filed on August 1, 2007).

10.4	Operating Agreement dated February 1, 2007 by and among Rife Energy Operating, Inc. and the Registrant. (incorporated by reference to the Registrant's Registration Statement on Form SB-2 filed on August 1, 2007).

10.5	Operating Agreement dated February 1, 2007 by and among Texas MOR, Inc. and the Registrant. (incorporated by reference to the Registrant's Registration Statement on Form SB-2 filed on August 1, 2007).

10.6	Employee Confidentiality and Property Agreement with Scott Allen. (incorporated by reference to the Registrant's Registration Statement on Form SB-2 filed on August 1, 2007).

10.7	Employee Confidentiality and Property Agreement with Mark S. Zouvas. (incorporated by reference to the Registrant's Registration Statement on Form SB-2 filed on August 1, 2007).

10.8	Employee Confidentiality and Property Agreement with Brett Bennett. (incorporated by reference to the Registrant's Registration Statement on Form SB-2 filed on August 1, 2007).

10.9	Purchase Sale Agreement dated June 6, 2007 by and among Cimmarron Gathering, LP. and the Registrant, (incorporated by reference to the Registrant's Form 8-K, filed on June 7, 2007).

10.10	Purchase and Sale Agreement by and between the Registrant and Vern Wilson Energy, Inc. dated September 28, 2007 (incorporated by reference to the Registrant's Form 8-K filed on October 4, 2007).

10.11	Purchase and Sale Agreement by and between the Registrant and United Texas Petroleum, Inc. dated December 4, 2007 (incorporated by reference to the Registrant's Form 8-K filed on December 7, 2007).

23.1	Consent of Killman, Murrell & Co., attached as an exhibit to Amendment No.1 to Form SB-2 filed with the SEC on December 31, 2007.

23.2	Consent of Forrest A. Garb & Associates, Inc. , attached as an exhibit to Amendment No.1 to Form SB-2 filed with the SEC on December 31, 2007.

23.3	Consent of Greenberg Traurig, LLP (included in Exhibit 5.1)

Item 28         Undertakings

A.            The undersigned small business issuer hereby undertakes:

                 (1)           To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:
(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act;
(ii)	To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement; notwithstanding the foregoing, any increase or decrease in the of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;
(iii)	To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;
                 (2)           That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and
                 (3)           To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
                 (4)           That, to determine liability to any purchaser in the initial distribution of the securities, in a primary offering of securities of the undersigned small business issuer pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned small business issuer will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:
(i)	Any preliminary prospectus or prospectus of the undersigned small business issuer relating to the offering required to be filed pursuant to Rule 424 (§230.424 of this chapter);
(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned small business issuer or used or referred to by the undersigned small business issuer;
(iii)	The portion of any other free writing prospectus relating to the offering containing material information about the undersigned small business issuer or its securities provided by or on behalf of the undersigned small business issuer; and
(iv)	Any other communication that is an offer in the offering made by the undersigned small business issuer to the purchaser.

B.            Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the small business issuer of expenses incurred or paid by a director, officer or controlling person of the small business issuer in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the small business issuer will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

C.            The undersigned small business issuer hereby undertakes that, for the purpose of determining liability under the Securities Act to any purchaser:

                 (1)           If the small business issuer is relying on Rule 430B (§230.430B of this chapter):

(i)	Each prospectus filed by the undersigned small business issuer pursuant to Rule 424(b)(3) (§230.424(b)(3) of this chapter) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(ii)	Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) (§230.424(b)(2), (b)(5), or (b)(7) of this chapter) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) (§230.415(a)(1)(i), (vii), or (x) of this chapter) for the purpose of providing the information required by section 10(a) of the Securities Act shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

SIGNATURES

                 Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Fort Worth, State of Texas, on the 8th day of January 2008.

REOSTAR ENERGY CORPORATION

By: /s/ Mark S. Zouvas
Mark S. Zouvas, Chief Executive Officer

                 Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title(s)	Date

/s/ Mark S. Zouvas	Chief Executive Officer and Director	January 8, 2008
Mark S. Zouvas	(Principal Executive Officer)

/s/ Scott D. Allen	Chief Financial Officer (Principal	January 8, 2008
Scott D. Allen	Financial and Accounting Officer)

	Chief Operating Officer and Director	January 8, 2008
Joe Bill Bennett

/s/ M. O. Rife III	Chairman of the Board of Directors	January 8, 2008
M. O. Rife III

/s/ Jean-Baptiste Heinzer	Director	January 8, 2008
Jean-Baptiste Heinzer

/s/ Alan Rae	Director	January 8, 2008
Alan Rae